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                                                    Exhibit 23.1

                      KPMG Peat Marwick LLP

113 South Salina Street      Telephone 315 471 8167      Telefax 315 474 2469
Syracuse, NY 13202



                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
ONBANCorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-4 of ONBANCorp, Inc. of our report dated January 22, 1997, relating to the consolidated balance sheets of ONBANCorp, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of ONBANCorp, Inc.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG Peat Marwick LLP


Syracuse, New York
June 18, 1997